Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Digital Realty Trust, Inc.

and

The Board of Directors of the General Partner

Digital Realty Trust, L.P.:

We consent to the incorporation by reference in the registration statements (Nos. 333-147746 and 333-121353) on Form S-8 of Digital Realty Trust, Inc., (Nos. 333-1635505, 333-142396, 333-129688 and 333-180886) on Form S-3 of Digital Realty Trust, Inc. and (333-158958, 333-158958-01 and 333-180886-01) on Form S-3 of Digital Realty Trust Inc. and Digital Realty Trust, L.P. of our reports dated February 28, 2014, with respect to:

(i)	The consolidated balance sheets of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated income statements, statements of comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the related financial statement schedule III, properties and accumulated depreciation;

(ii)	The effectiveness of Digital Realty Trust, Inc.’s internal control over financial reporting as of December 31, 2013, and

(iii)	The consolidated balance sheets of Digital Realty Trust, L.P. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated income statements, statements of comprehensive income, capital, and cash flows for each of the years in the three-year period ended December 31, 2013, and the related financial statement schedule III, properties and accumulated depreciation, which reports appear in the December 31, 2013 annual report on Form 10-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P.

/s/ KPMG LLP

San Francisco, California

February 28, 2014